Exhibit 6
to Note Purchase Agreement

RISK FACTORS

Neonode’s operating results are subject to fluctuations, and if Neonode fails to meet the expectations of securities analysts or investors, our stock price may decrease significantly.

Neonode’s operating results are difficult to forecast. Its future operating results may fluctuate significantly and may not meet its expectations or those of securities analysts or investors. If this occurs, the price of our common stock will likely decline. Many factors may cause fluctuations in its operating results including, but not limited to, the following:

•	timely introduction and market acceptance of new products and services;
•	changes in consumer and enterprise spending levels;
•	quality issues with its products;
•	changes in consumer, enterprise and carrier preferences for its products and services;
•	loss or failure of carriers or other key sales channel partners;
•	competition from other mobile telephone or handheld devices or other devices with similar functionality;
•	competition for consumer and enterprise spending on other products;
•	failure by its third party manufacturers or suppliers to meet its quantity and quality requirements for products or product components on time;
•	failure to add or replace third party manufacturers or suppliers in a timely manner;
•	changes in terms, pricing or promotional program
•	variations in product costs or the mix of products sold;
•	failure to achieve product cost and operating expense targets;
•	excess inventory or insufficient inventory to meet demand;
•	seasonality of demand for some of its products and services;
•	litigation brought against us; and
•	changes in general economic conditions and specific market conditions.

Any of the foregoing factors could have a material adverse effect on its business, results of operations and financial condition.

Neonode has not been profitable since its inception and anticipates significant additional losses.

Neonode Inc. was formed in 2006 as a holding company owning and operating Neonode AB, which was formed in 2004, and has been primarily engaged in the business of developing and selling mobile phones. Neonode has a limited operating history on which to base an evaluation of its business and prospects. Neonode’s prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets. Neonode’s success will depend on many factors, including, but not limited to: the growth of mobile telephone usage; the efforts of its marketing partners; the level of competition faced by it; and its ability to meet customer demand for products and ongoing service. There can be no assurance that Neonode will succeed in addressing any or all of these risks, and the failure to do so would have a material adverse effect on its business, operating results and financial condition.

In addition, Neonode has experienced substantial net losses in each fiscal period since its inception and, as of December 31, 2006, had an accumulated deficit of $10.2 million. Neonode is continuing to experience net losses. Such net losses and accumulated deficit resulted from its lack of substantial revenues and the significant costs incurred in the development of its products and infrastructure.

Neonode’s limited operating history and the emerging nature of its market, together with the other risk factors described below, make prediction of its future operating results difficult. There can also be no assurance that Neonode will ever achieve significant revenues or profitability or, if significant revenues and profitability are achieved, that they could be sustained.

Neonode will require additional capital to fund its operations, which capital may not be available on commercially attractive terms or at all.

Neonode requires sources of capital in addition to cash on hand to continue operations and to implement its strategy. Neonode intends to seek credit line facilities from financial institutions and/or additional equity investment. No assurances can be given that Neonode would be successful in obtaining such additional financing on reasonable terms, or at all. If adequate funds are not available on acceptable terms, or at all, Neonode may be unable to adequately fund its business plans and it could have a negative effect on its business, results of operations and financial condition. In addition, if funds are available, the issuance of equity securities or securities convertible into equity could dilute the value of shares of its common stock and cause the market price to fall and the issuance of debt securities could impose restrictive covenants that could impair its ability to engage in certain business transactions.

If Neonode fails to develop and introduce new products and services successfully and in a cost effective and timely manner, it will not be able to compete effectively and its ability to generate revenues will suffer.

Neonode operates in a highly competitive, rapidly evolving environment, and its success depends on its ability to develop and introduce new products and services that its customers and end users choose to buy. If Neonode is unsuccessful at developing and introducing new products and services that are appealing to its customers and end users with acceptable quality, prices and terms, Neonode will not be able to compete effectively and its ability to generate revenues will suffer.

The development of new products and services is very difficult and requires high levels of innovation. The development process is also lengthy and costly. If Neonode fails to anticipate its end users’ needs or technological trends accurately or are unable to complete the development of products and services in a cost effective and timely fashion, Neonode will be unable to introduce new products and services into the market or successfully compete with other providers.

As Neonode introduces new or enhanced products or integrates new technology into new or existing products, Neonode faces risks including, among other things, disruption in customers’ ordering patterns, excessive levels of older product inventories, delivering sufficient supplies of new products to meet customers’ demand, possible product and technology defects, and a potentially different sales and support environment. Premature announcements or leaks of new products, features or technologies may exacerbate some of these risks. Its failure to manage the transition to newer products or the integration of newer technology into new or existing products could adversely affect its business, results of operations and financial condition.

Complexity of Products.

Neonode’s products are complex and could have unknown defects or errors, which may give rise to claims against Neonode, diminish the Neonode brand or divert Company resources from other purposes. Despite testing, new or existing products may contain defects, errors, or performance problems when first introduced, when new versions or enhancements are released, or even after these products have been used by our customers for a period of time. These problems could result in expensive and time-consuming design modifications or warranty charges, delays in the introduction of new products or enhancements, significant increases in service and maintenance costs, exposure to liability for damages, damaged customer relationships and harm to Neonode’s reputation. Any of these problems could materially harm results of operations. In addition, increased development and warranty costs could be substantial and could adversely affect operating margins.

Neonode is dependent on third parties to manufacture and supply its products and components of its products.

Neonode’s products are built by a limited number of independent manufacturers. Although Neonode provides manufacturers with key performance specifications for the phones, these manufacturers could:

•	manufacture phones with defects that fail to perform to its specifications;
•	fail to meet delivery schedules; or
•	fail to properly service phones or honor warranties.

Any of the foregoing could adversely affect its ability to sell its products and services, which, in turn, could adversely affect its revenues, profitability and liquidity, as well as its brand image.

Neonode may become highly dependent on wireless carriers for the success of its products.

Neonode’s business strategy includes significant efforts to establish relationships with international wireless carriers. We cannot assure you that Neonode will be successful in establishing new relationships, or maintaining such relationships, with wireless carriers or that these wireless carriers will act in a manner that will promote the success of its multimedia phone products. Factors that are largely within the control of wireless carriers, but which are important to the success of its multimedia phone products, include:

•	testing of its products on wireless carriers’ networks;
•	quality and coverage area of wireless voice and data services offered by the wireless carriers;
•	the degree to which wireless carriers facilitate the introduction of and actively market, advertise, promote, distribute and resell its multimedia phone products;
•	the extent to which wireless carriers require specific hardware and software features on its multimedia phone to be used on their networks;
•	timely build out of advanced wireless carrier networks that enhance the user experience for data centric services through higher speed and other functionality;
•
contractual terms and conditions imposed on them by wireless carriers that, in some circumstances, could limit its ability to make similar products available through competitive carriers in some market segments;

•	wireless carriers’ pricing requirements and subsidy programs; and
•	pricing and other terms and conditions of voice and data rate plans that the wireless carriers offer for use with its multimedia phone products.

For example, flat data rate pricing plans offered by some wireless carriers may represent some risk to its relationship with such carriers. While flat data pricing helps customer adoption of the data services offered by carriers and therefore highlights the advantages of the data applications of its products, such plans may not allow its multimedia phones to contribute as much average revenue per user, or ARPU, to wireless carriers as when they are priced by usage, and therefore reduces its differentiation from other, non-data devices in the view of the carriers. In addition, if wireless carriers charge higher rates than consumers are willing to pay, the acceptance of its wireless solutions could be less than anticipated and its revenues and results of operations could be adversely affected.

Wireless carriers have substantial bargaining power as Neonode enters into agreements with them. They may require contract terms that are difficult for Neonode to satisfy and could result in higher costs to complete certification requirements and negatively impact its results of operations and financial condition. Moreover, Neonode may not have agreements with some of the wireless carriers with whom they will do business and, in some cases, the agreements may be with third-party distributors and may not pass through rights to Neonode or provide Neonode with recourse or contact with the carrier. The absence of agreements means that, with little or no notice, these wireless carriers could refuse to continue to purchase all or some of its products or change the terms under which they purchase its products. If these wireless carriers were to stop purchasing its products, Neonode may be unable to replace the lost sales channel on a timely basis and its results of operations could be harmed.

Wireless carriers also significantly affect its ability to develop and launch products for use on their wireless networks. If Neonode fails to address the needs of wireless carriers, identify new product and service opportunities or modify or improve its multimedia phone products in response to changes in technology, industry standards or wireless carrier requirements, its products could rapidly become less competitive or obsolete. If Neonode fails to timely develop products that meet carrier product planning cycles or fail to deliver sufficient quantities of products in a timely manner to wireless carriers, those carriers may choose to emphasize similar products from its competitors and thereby reduce their focus on its products which would have a negative impact on its business, results of operations and financial condition.

Carriers, who control most of the distribution and sale of, and virtually all of the access for, multimedia phone products could commoditize multimedia phones, thereby reducing the average selling prices and margins for its products which would have a negative impact on its business, results of operations and financial condition. In addition, if carriers move away from subsidizing the purchase of mobile phone products, this could significantly reduce the sales or growth rate of sales of mobile phone products. This could have an adverse impact on its business, revenues and results of operations.

As Neonode builds strategic relationships with wireless carriers, Neonode could be exposed to significant fluctuations in revenue for its multimedia phone products.

Because of their large sales channels, wireless carriers may purchase large quantities of its products prior to launch so that the products are widely available. Reorders of products may fluctuate quarter to quarter, depending on end-customer demand and inventory levels required by the carriers. As Neonode develops new strategic relationships and launches new products with wireless carriers, its revenue could be subject to significant fluctuation based on the timing of carrier product launches, carrier inventory requirements, marketing efforts and its ability to forecast and satisfy carrier and end-customer demand.

The mobile communications industry is highly competitive and many of Neonode’s competitors have significantly greater resources to engage in product development, manufacturing, distribution and marketing.

The mobile communications industry, in which Neonode is engaged, is a highly competitive business with companies of all sizes engaged in business in all areas of the world, including companies with far greater resources. There can be no assurance that other competitors, with greater resources and business connections, will not compete successfully against us in the future. Neonode’s competitors may adopt new technologies that reduce the demand for its products or render its technologies obsolete, which may have a material adverse effect on the cost structure and competitiveness of its products, possibly resulting in a negative effect on its revenues, profitability or liquidity.

Neonode’s future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

Because Neonode sells its products worldwide and most of the facilities where its devices are manufactured, distributed and supported are located outside the United States, its business is subject to risks associated with doing business internationally, such as:

•	changes in foreign currency exchange rates;
•	the impact of recessions in the global economy or in specific sub economies
•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;
•	changes in international relations;
•	trade protection measures and import or export licensing requirements;
•	changes in tax laws;
•	compliance with a wide variety of laws and regulations which may have civil and/or criminal consequences for them and its officers and directors who they indemnify;
•	difficulty in managing widespread sales operations; and
•	difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs.

In addition, Neonode is subject to changes in demand for its products resulting from exchange rate fluctuations that make its products relatively more or less expensive in international markets. If exchange rate fluctuations occur, its business and results of operations could be harmed by decreases in demand for its products or reductions in margins.

While Neonode sells its products worldwide, one component of its strategy is to expand its sales efforts in countries with large populations and propensities for adopting new technologies. Neonode has limited experience with sales and marketing in some of these countries. There can be no assurance that Neonode will be able to market and sell its products in all of its targeted international markets. If its international efforts are not successful, its business growth and results of operations could be harmed.

Neonode must significantly enhance its sales and product development organizations.

Neonode will need to improve the effectiveness and breadth of its sales operations in order to increase market awareness and sales of its products, especially as Neonode expands into new markets. Competition for qualified sales personnel is intense, and Neonode may not be able to hire the kind and number of sales personnel Neonode is targeting. Likewise, its efforts to improve and refine its products require skilled engineers and programmers. Competition for professionals capable of expanding its research and development organization is intense due to the limited number of people available with the necessary technical skills. If Neonode is unable to identify, hire or retain qualified sales marketing and technical personnel, its ability to achieve future revenue may be adversely affected.

Neonode is dependent on the services of its key personnel.

Neonode will be dependent on its current management for the foreseeable future. The loss of the services of any member of management could have a materially adverse effect on its operations and prospects.

If third parties infringe its intellectual property or if Neonode is unable to secure and protect its intellectual property, Neonode may expend significant resources enforcing its rights or suffer competitive injury.

Neonode’s success depends in large part on its proprietary technology and other intellectual property rights. Neonode relies on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect its proprietary rights. Its intellectual property, particularly its patents, may not provide them a significant competitive advantage. If Neonode fails to protect or to enforce its intellectual property rights successfully, its competitive position could suffer, which could harm its results of operations.

Neonode’s pending patent and trademark applications for registration may not be allowed, or others may challenge the validity or scope of its patents or trademarks, including patent or trademark applications or registrations. Even if its patents or trademark registrations are issued and maintained, these patents or trademarks may not be of adequate scope or benefit to them or may be held invalid and unenforceable against third parties.

Neonode may be required to spend significant resources to monitor and police its intellectual property rights. Effective policing of the unauthorized use of its products or intellectual property is difficult and litigation may be necessary in the future to enforce its intellectual property rights. Intellectual property litigation is not only expensive, but time-consuming, regardless of the merits of any claim, and could divert attention of its management from operating the business. Despite its efforts, Neonode may not be able to detect infringement and may lose competitive position in the market before they do so. In addition, competitors may design around its technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

Despite its efforts to protect its proprietary rights, existing laws, contractual provisions and remedies afford only limited protection. Intellectual property lawsuits are subject to inherent uncertainties due to, among other things, the complexity of the technical issues involved, and Neonode cannot assure you that it will be successful in asserting intellectual property claims. Attempts may be made to copy or reverse engineer aspects of its products or to obtain and use information that Neonode regards as proprietary. Accordingly, Neonode cannot assure you that it will be able to protect its proprietary rights against unauthorized third party copying or use. The unauthorized use of its technology or of its proprietary information by competitors could have an adverse effect on its ability to sell its products.

Neonode has an international presence in countries whose laws may not provide protection of its intellectual property rights to the same extent as the laws of the United States, which may make it more difficult for them to protect its intellectual property.

As part of its business strategy, Neonode’s target customers and relationships with suppliers and original distribution manufacturers in countries with large populations and propensities for adopting new technologies. However, many of these countries do not address misappropriation of intellectual property or deter others from developing similar, competing technologies or intellectual property. Effective protection of patents, copyrights, trademarks, trade secrets and other intellectual property may be unavailable or limited in some foreign countries. In particular, the laws of some foreign countries in which Neonode does business may not protect its intellectual property rights to the same extent as the laws of the United States. As a result, Neonode may not be able to effectively prevent competitors in these regions from infringing its intellectual property rights, which would reduce its competitive advantage and ability to compete in those regions and negatively impact its business.

If Neonode does not correctly forecast demand for its products, Neonode could have costly excess production or inventories or it may not be able to secure sufficient or cost effective quantities of its products or production materials and its revenues, cost of revenues and financial condition could be adversely impacted.

The demand for its products depends on many factors, including pricing and channel inventory levels, and is difficult to forecast due in part to variations in economic conditions, changes in consumer and enterprise preferences, relatively short product life cycles, changes in competition, seasonality and reliance on key sales channel partners. It is particularly difficult to forecast demand by individual variations of the product such as the color of the casing, size of memory, etc. Significant unanticipated fluctuations in demand, the timing and disclosure of new product releases or the timing of key sales orders could result in costly excess production or inventories or the inability to secure sufficient, cost-effective quantities of its products or production materials. This could adversely impact its revenues, cost of revenues and financial condition.

Neonode relies on third parties to sell and distribute its products and Neonode relies on their information to manage its business. Disruption of its relationship with these channel partners, changes in their business practices, their failure to provide timely and accurate information or conflicts among its channels of distribution could adversely affect its business, results of operations and financial condition.

The distributors, wireless carriers, retailers and resellers who sell or may sell and or distribute its products also sell products offered by its competitors. If its competitors offer its sales channel partners more favorable terms or have more products available to meet their needs or utilize the leverage of broader product lines sold through the channel, those wireless carriers, distributors, retailers and resellers may de-emphasize or decline to carry its products. In addition, certain of its sales channel partners could decide to de-emphasize the product categories that Neonode offers in exchange for other product categories that they believe provide higher returns. If Neonode is unable to maintain successful relationships with these sales channel partners or to expand its distribution channels, its business will suffer.

Because Neonode intends to sell its products primarily to distributors, wireless carriers, retailers and resellers, Neonode will be subject to many risks, including risks related to product returns, either through the exercise of contractual return rights or as a result of its strategic interest in assisting them in balancing inventories. In addition, these sales channel partners could modify their business practices, such as inventory levels, or seek to modify their contractual terms, such as return rights or payment terms. Unexpected changes in product return requests, inventory levels, payment terms or other practices by these sales channel partners could negatively impact its business, results of operations and financial condition.

Neonode will rely on distributors, wireless carriers, retailers and resellers to provide them with timely and accurate information about their inventory levels as well as sell-through of products purchased from us. Neonode will use this information as one of the factors in its forecasting process to plan future production and sales levels, which in turn will influences its public financial forecasts. Neonode will also use this information as a factor in determining the levels of some of its financial reserves. If Neonode do not receive this information on a timely and accurate basis, its results of operations and financial condition may be adversely impacted.

Distributors, retailers and traditional resellers experience competition from Internet-based resellers that distribute directly to end-customers, and there is also competition among Internet-based resellers. Neonode also sells its products directly to end-customers from its Neonode.com web site. These varied sales channels could cause conflict among its channels of distribution, which could harm its business, revenues and results of operations.

If its multimedia phone products do not meet wireless carrier and governmental or regulatory certification requirements, Neonode will not be able to compete effectively and its ability to generate revenues will suffer.

Neonode is required to certify its multimedia phone products with governmental and regulatory agencies and with the wireless carriers for use on their networks. The certification process can be time consuming, could delay the offering of its products on carrier networks and affect its ability to timely deliver products to customers. As a result, carriers may choose to offer, or consumers may choose to buy, similar products from its competitors and thereby reduce their purchases of its products, which would have a negative impact on its products sales volumes, its revenues and its cost of revenues.

Neonode depends on its suppliers, some of which are the sole source and some of which are its competitors, for certain components, software applications and elements of its technology, and its production or reputation could be harmed if these suppliers were unable or unwilling to meet its demand or technical requirements on a timely and/or a cost-effective basis.

Neonode’s multimedia products contain software applications and components, including liquid crystal displays, touch panels, memory chips, microprocessors, cameras, radios and batteries, which are procured from a variety of suppliers, including some who are its competitors. The cost, quality and availability of software applications and components are essential to the successful production and sale of its device products. For example, media player applications are critical to the functionality of its multimedia phone devices.

Some components, such as screens and related integrated circuits, digital signal processors, microprocessors, radio frequency components and other discrete components, come from sole source suppliers. Alternative sources are not always available or may be prohibitively expensive. In addition, even when Neonode has multiple qualified suppliers, Neonode may compete with other purchasers for allocation of scarce components. Some components come from companies with whom Neonode competes in the multimedia phone device market. If suppliers are unable or unwilling to meet its demand for components and if Neonode is unable to obtain alternative sources or if the price for alternative sources is prohibitive, its ability to maintain timely and cost-effective production of its multimedia phone will be harmed. Shortages affect the timing and volume of production for some of its products as well as increasing its costs due to premium prices paid for those components. Some of its suppliers may be capacity-constrained due to high industry demand for some components and relatively long lead times to expand capacity.

If Neonode is unable to obtain key technologies from third parties on a timely basis and free from errors or defects, Neonode may have to delay or cancel the release of certain products or features in its products or incur increased costs.

Neonode licenses third-party software for use in its products, including the operating systems. Its ability to release and sell its products, as well as its reputation, could be harmed if the third-party technologies are not delivered to them in a timely manner, on acceptable business terms or contain errors or defects that are not discovered and fixed prior to release of its products and Neonode is unable to obtain alternative technologies on a timely and cost effective basis to use in its products. As a result, its product shipments could be delayed, its offering of features could be reduced or Neonode may need to divert its development resources from other business objectives, any of which could adversely affect its reputation, business and results of operations.

Neonode’s product strategy is to base its products on software operating systems that are commercially available to competitors.

Neonode’s multimedia phone is based on a version of Microsoft’s Windows CE on which Neonode licensed a right to customize and differentiate its users’ experience. Neonode cannot assure you that it will be able to maintain this relationship with Microsoft and that Microsoft will not grant similar rights to its competitors or that Neonode will be able to sufficiently differentiate its multimedia phone from the multitude of other devices based on Windows CE.

In addition, there is significant competition in the operating system software and services market, including proprietary operating systems such as Symbian and Palm OS, open source operating systems, such as Linux, other proprietary operating systems and other software technologies, such as Java and RIM’s licensed technology. This competition is being developed and promoted by competitors and potential competitors, some of which have significantly greater financial, technical and marketing resources than Neonode has, such as Access, Motorola, Nokia, Sony-Ericsson and RIM. These competitors could provide additional or better functionality than Neonode does or may be able to respond more rapidly than Neonode can to new or emerging technologies or changes in customer requirements. Competitors in this market could devote greater resources to the development, promotion and sale of their products and services and the third-party developer community, which could attract the attention of influential user segments.

If Neonode is unable to continue to differentiate the operating systems that Neonode includes in its mobile computing devices, its revenues and results of operations could be adversely affected.

The market for multimedia phone products is volatile, and changing market conditions, or failure to adjust to changing market conditions, may adversely affect our revenues, results of operations and financial condition, particularly given our size, limited resources and lack of diversification.

Neonode operates in the multimedia phone market which has seen significant growth during the past years. Neonode cannot assure you that this significant growth in the sales of multimedia devices will continue. If Neonode is unable to adequately respond to changes in demand for its products, its revenues and results of operations could be adversely affected. In addition, as its products mature and face greater competition, Neonode may experience pressure on its product pricing to preserve demand for its products, which would adversely affect its margins, results of operations and financial condition.

This reliance on the success of and trends in its industry is compounded by the size of its organization and its focus on multimedia phones. These factors also make them more dependent on investments of its limited resources. For example, Neonode faces many resource allocation decisions, such as: where to focus its research and development, geographic sales and marketing and partnering efforts; which aspects of its business to outsource; and which operating systems and email solutions to support. Given the size and undiversified nature of its organization, any error in investment strategy could harm its business, results of operations and financial condition.

Neonode’s products are subject to increasingly stringent laws, standards and other regulatory requirements, and the costs of compliance or failure to comply may adversely impact its business, results of operations and financial condition.

Neonode’s products must comply with a variety of laws, standards and other requirements governing, among other things, safety, materials usage, packaging and environmental impacts and must obtain regulatory approvals and satisfy other regulatory concerns in the various jurisdictions where its products are sold. Many of its products must meet standards governing, among other things, interference with other electronic equipment and human exposure to electromagnetic radiation. Failure to comply with such requirements can subject them to liability, additional costs and reputational harm and in severe cases prevent them from selling its products in certain jurisdictions.

For example, many of its products are subject to laws and regulations that restrict the use of lead and other substances and require producers of electrical and electronic equipment to assume responsibility for collecting, treating, recycling and disposing of its products when they have reached the end of their useful life. In Europe, substance restrictions began to apply to the products sold after July 1, 2006, when new recycling, labeling, financing and related requirements came into effect. Failure to comply with applicable environmental requirements can result in fines, civil or criminal sanctions and third-party claims. If products Neonode sells in Europe are found to contain more than the permitted percentage of lead or another listed substance, it is possible that Neonode could be forced to recall the products, which could lead to substantial replacement costs, contract damage claims from customers, and reputational harm. Neonode expects similar requirements in the United States, China and other parts of the world.

As a result of these new European requirements and anticipated developments elsewhere, Neonode is facing increasingly complex procurement and design challenges, which, among other things, require them to incur additional costs identifying suppliers and contract manufacturers who can provide, and otherwise obtain, compliant materials, parts and end products and re-designing products so that they comply with these and the many other requirements applicable to them.

Changes to governmental regulation or administrative practices may have a negative impact on Neonode’s ability to operate and Neonode’s profitability. There is no assurance that the laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, will not be changed, applied or interpreted in a manner which will fundamentally alter the ability of Neonode to carry on its business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on Neonode’s ability to operate and/or Neonode’s profitably.

Allegations of health risks associated with electromagnetic fields and wireless communications devices, and the lawsuits and publicity relating to them, regardless of merit, could adversely impact our business, results of operations and financial condition.

There has been public speculation about possible health risks to individuals from exposure to electromagnetic fields, or radio signals, from base stations and from the use of mobile devices. While a substantial amount of scientific research by various independent research bodies has indicated that these radio signals, at levels within the limits prescribed by public health authority standards and recommendations, present no evidence of adverse effect to human health, Neonode cannot assure you that future studies, regardless of their scientific basis, will not suggest a link between electromagnetic fields and adverse health effects. Government agencies, international health organizations and other scientific bodies are currently conducting research into these issues. In addition, other mobile device companies have been named in individual plaintiff and class action lawsuits alleging that radio emissions from mobile phones have caused or contributed to brain tumors and the use of mobile phones pose a health risk. Although its products are certified as meeting applicable public health authority safety standards and recommendations, even a perceived risk of adverse health effects from wireless communications devices could adversely impact use of wireless communications devices or subject them to costly litigation and could harm its reputation, business, results of operations and financial condition.

Changes in financial accounting standards or practices may cause unexpected fluctuations in and adversely affect our reported results of operations.

Any change in financial accounting standards or practices that cause them to change the methodology or procedures by which Neonode tracks, calculates, records and reports its results of operations or financial condition or both could cause fluctuations in and adversely affect its reported results of operations and cause its historical financial information to not be reliable as an indicator of future results.

Inability to Meet Financial Projections.

Management’s financial projections are based on assumptions and estimates that are inherently uncertain. Although Neonode believes these assumptions to be reasonable as of the date of the Subscription Agreement, they are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Neonode’s control. These factors include, among others, general economic and business conditions, competition, actualization of sales pipeline and inventory and payment cycle assumptions. Accordingly, you should not place undue reliance on the prospective financial information. Actual results may vary materially, and adversely, from the projections. In addition, the projections have not been examined, reviewed or compiled by Neonode independent public accountants, and they have expressed no opinion or other form of assurance thereon.

Wars, terrorist attacks or other threats beyond its control could negatively impact consumer confidence, which could harm our operating results.

Wars, terrorist attacks or other threats beyond its control could have an adverse impact on the United States, Europe and world economy in general, and consumer confidence and spending in particular, which could harm its business, results of operations and financial condition.

If we are unable to complete the Merger and the Offering of Senior Secured Notes, our business will be adversely affected.

If the Merger and the Offering of Senior Secured Notes are not completed, our business and the value of our stock may be adversely affected. We currently anticipate that, upon completion of the Offering of Senior Secured Notes, our available cash balances, available borrowings and cash generated from operations will be sufficient to fund our operations only through December 2007. If we are unable to complete the transactions, we may be unable to find another way to grow our business. Costs related to the transactions, such as legal, accounting and financial advisor fees, must be paid even if the transactions are not completed. In addition, even if we have sufficient funds to continue to operate our business but the transactions are not completed, the value of our common stock may decline.

We may not realize any anticipated benefits from the Merger.

While we believe that Neonode will benefit from the increased liquidity and exposure resulting from a merger with a public company, there is substantial risk that the synergies and benefits sought in the transactions might not be fully achieved. The expense of compliance with US regulatory requirements for public companies is high.

The exchange rate in the Merger will not be adjusted, even if there is a decrease in the price of SBE common stock.

The price of SBE common stock at the time of the Merger may vary from its price at the date of this Notice. Therefore, the shares that will be issued upon conversion of the Notes in connection with the Merger may have a lesser value than the value of the same number of shares on the date of this Notice. Variations in the price of SBE common stock before the completion of the Merger may result from a number of factors that are beyond our control, including actual or anticipated changes in our business, operations or prospects, market assessments of the likelihood that the transactions will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. At the time of your subscription for Senior Secured Notes, you will not know the exact value of the shares that we will issue in the merger.

In addition, the stock market generally has experienced significant price and volume fluctuations. These market fluctuations could have a material effect on the market price of our common stock before the Merger is completed, and therefore could materially decrease the value of the shares you would receive in the Merger.

The purchase price for the SBE shares issued in exchange for Neonode securities issuable upon conversion of the Senior Secured Notes was determined by negotiation and will not be modified, even if there is a decrease in the price of SBE common stock.

The purchasers of Senior Secured Notes are obliged to convert such securities into shares of SBE common stock and warrants to purchase SBE common stock on terms that were determined by negotiation and without reference to objective criteria of value. These prices bear no relationship to Neonode’s assets, net worth, book value, (loss) per share or net loss, whether before or after the Merger. Accordingly, you may not be able to sell the securities you receive in Merger at a price equal to your cost for such securities.

Future sales of SBE common stock issued in the transactions could cause the market price for SBE common stock to decline significantly.

After the Merger, sales of substantial amounts of our common stock in the public market could cause the market price of SBE common stock to fall, and could make it more difficult for us to raise capital through public offerings or other sales of our capital stock. Although all the holders of our securities will enter into lock-ups similar to Questionnaire and Lock-Up, an agreement that provides, in part, that, the shares of our common stock that the shareholder receives in connection with the merger can not be sold until six months after the date of the Merger Agreement, we are required to file a registration statement for the resale of all shares that are issued to Neonode security holders in the Merger no later than 90 days after the Merger is completed. Once the registration statement relating to such shares becomes effective, the shares will generally be freely tradeable without restriction. Such free transferability could materially and adversely affect the market price of our common stock.

Authorization to Sell Additional Common Stock.

Neonode’s certificate of incorporation authorizes it to issue up to 10,000,000 shares of common stock, which may be issued by our board of directors for such consideration as they may deem sufficient without seeking shareholder approval. The issuance of additional shares of common stock in the future will reduce the proportionate ownership and voting power of current shareholders.

Senior Secured Notes.

Although the Senior Secured Notes benefit from a security interest in the shares of Neonode AB held by Neonode Inc., there is no assurance that in the event of foreclosure on the Senior Secured Notes that the holders thereof would be able to peacefully sell such shares or realize sufficient amounts from such sale to pay back the Senior Secured Notes.

No Public Market; Transfer Restriction.

There is no public market for Neonode’s securities and, other than the Merger, Neonode has no current intention to take any actions that might result in the creation of a public market for its securities. Each purchaser of Senior Secured Notes must agree to a six-month lock-up (i.e., restriction on transfer) of all Company securities.

Forward-Looking Statements.

Neonode has provided you with certain forward-looking statements, including statements regarding the intent, belief or current expectations of Neonode and its management with respect to, among other things, (i) the expected growth of selected markets, (ii) trends affecting Neonode’s financial condition or results of operations, (iii) the impact of competition and (iv) the commencement of certain operations. Any forward-looking statements involve known and unknown risks, uncertainties and other factors. Such risks, uncertainties and other factors may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.